EXHIBIT 99.2

ESCO Leasing, LLC

Financial Statements (Unaudited)

As of July 31, 2017 and April 30, 2017 and

For the Three Months Ended July 31, 2017 and 2016

ESCO Leasing, LLC

Index

July 31, 2017 and 2016

ESCO Leasing, LLC

Balance Sheets (Unaudited)

July 31, 2017 and April 30, 2017

	July 31	April 30,
	2017	2017
Assets
Current assets
Cash and cash equivalents	$3,680,776	$168,162
Certificate of deposit	1,028,951	1,025,379
Trade accounts receivable, net of allowance	9,437,446	7,148,923
Employee and other receivables, current portion	49,943	59,375
Inventory	360,306	229,370
Prepaid expenses	1,099,396	643,576
Total current assets	15,656,818	9,274,785

Long-term employee and other receivables, less current maturities	345,080	352,209
Property and equipment, net	42,138,298	43,579,069
Investment in unrelated company	2,339,695	2,339,695
Goodwill	1,235,690	1,235,690
Total assets	$61,715,581	$56,781,448
Liabilities and Members' Equity
Current liabilities
Accounts payable	$1,180,171	$1,792,105
Accrued liabilities	5,948,443	1,465,005
Current maturities of long-term debt	4,494,568	4,166,746
Total current liabilities	11,623,182	7,423,856
Long-term debt, less current maturities	2,921,534	3,747,315
Total liabilities	14,544,716	11,171,171
Commitments and contingencies (Note 5)

Members' equity	47,170,865	45,610,277
Total liabilities and members' equity	$61,715,581	$56,781,448

The accompanying notes are an integral part of these unaudited financial statements.

ESCO Leasing, LLC

Statements of Operations (Unaudited)

July 31, 2017 and 2016

	Three Months Ended
	July 31	July 31
	2017	2016

Revenue	$14,536,491	$7,011,576

Expenses
Cost of operations	9,398,052	5,105,469
General and administrative	3,864,262	3,125,416
Bad debt expense	-	-
Goodwill impairment	-	-
Depreciation expense	1,834,640	2,012,670
(Gain) loss on sale of assets	(2,000)	(3,000)
Total expenses	15,094,954	10,240,555
Operating loss	(558,463)	(3,228,979)
Other expense (income)
Interest expense	119,522	139,284
Interest income	(3,585)	(2,446)
Total other expense	115,937	136,837
Loss before taxes	(674,400)	(3,365,817)
Income tax expense	33,340	96,022
Net loss	$(707,740)	$(3,461,838)

The accompanying notes are an integral part of these financial statements.

ESCO Leasing, LLC

Statements of Changes in Members’ Equity (Unaudited)

July 31, 2017 and April 30, 2017

Members' Equity

Balance at April 30, 2017	$45,610,277
Contributions	2,500,000
Distributions	(231,671)
Net loss	-
Balance at July 31, 2017	$47,878,606

The accompanying notes are an integral part of these financial statements.

ESCO Leasing, LLC

Statements of Cash Flows (Unaudited)

July 31, 2017 and 2016

	Three Months Ended
	July 31	July 31
	2017	2016

Operating activities
Net loss	$(707,741)	$(3,461,838)
Adjustments to reconcile net loss to
net cash provided by operating activities
Depreciation expense	1,834,640	2,012,670
Bad debt expense	-	-
(Gain) loss on sale of assets	(2,000)	(3,000)
Changes in operating assets and liabilities
Certificate of deposit	(3,573)	(4,495)
Trade accounts receivable	(2,288,522)	(245,517)
Inventory	(130,936)	-
Prepaid expenses	(455,821)	(74,755)
Accounts payable	(611,934)	74,888
Accrued liabilities	4,483,439	540,672
Net cash provided by (used in) operating activities	2,117,552	(1,161,375)
Investing activities
Proceeds from sale of equipment	2,000	3,000
Employee and other receivables, net	16,561	(5,657)
Return of equity in investment in unrelated company	-	-
Purchase of property and equipment	(393,869)	(151,926)
Net cash provided by (used in) investing activities	(375,308)	(154,583)
Financing activities
Principal payments on long-term debt	(685,665)	(806,126)
Proceeds from issuance of long-term debt	-	-
Net borrowings on line of credit	187,706	-
Distributions to members	(231,671)	(820,619)
Contributed capital	2,500,000	-
Net cash provided by (used in) financing activities	1,770,370	(1,626,745)
Net increase (decrease) in cash	3,512,614	(2,942,703)
Cash and cash equivalents
Beginning of period	168,162	4,589,467
End of period	$3,680,776	$1,646,764
Supplemental disclosure of cash flow information
Cash paid for interest	$119,522	$139,284
Cash paid for taxes	$-	$67,286
Noncash investing and financing activities
Property and equipment financed	$156,439	$-

The accompanying notes are an integral part of these financial statements.

ESCO Leasing, LLC

Notes to the Unaudited Financial Statements

July 31, 2017 and 2016

1.	Summary of Significant Accounting Policies

Interim Financial Reporting

The financial statements have been prepared pursuant to generally accepted accounting principles in the United States of America (“U.S. GAAP”) which provide for reduced disclosure for interim periods. These financial statements, including the year-end balance sheet data that was derived from audited financial statements, do not include all necessary disclosures required by U.S. GAAP for annual financial statements.

In management’s opinion, the unaudited financial information for the interim periods presented includes all adjustments necessary for a fair presentation of our results of operations, financial position and cash flows. All adjustments are of a normal recurring nature unless otherwise disclosed. Revenues, expenses, assets and liabilities can vary during each interim period of the year. Therefore, the results and trends in these interim financial statements may not be the same as those for the full year. For a more complete discussion of the Company’s significant accounting policies and other information, you should read our most recent annual report for the period ended April 30, 2017, which includes all disclosures required by U.S. GAAP.

Description of Business and Nature of Operations

The financial statements include the activities of ESCO Leasing, LLC (the “Company”).  The Company does business as Energy Service Company of Bowie, THI Water Well, Energy Service Company of Bowie-Palestine Division and Energy Service Company of Bowie-Sweetwater Division.

The Company is primarily engaged in the completion, repair and work over of oil and gas wells and drilling and completing water wells for oil and gas customers.  The mission of the Company is to furnish the equipment, personnel and expertise to provide the oil and gas operator with the optimum producing conditions and to provide water services for oilfield drilling and completion process.  The Company’s fleet consists of 49 high-spec well service rigs, 16 swab rigs, 34 tri‑plex pump/kill trucks, 10 water well drilling rigs and service rigs, 38 winch/haul trucks, 12 forklifts, and 3 sky-tracks.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.  Estimates also affect the reported amounts of revenues and expenses during the reporting periods.  Actual results could differ significantly from those estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly-liquid investments with an original maturity of three months or less, when purchased, to be cash equivalents. Cash consists of deposits held at major financial institutions that at times exceed FDIC insured limits.

Accounts Receivable

Trade accounts receivable are recorded when billed.  An estimate of an allowance for uncollectible accounts is established based on age of receivables, prior collection experience and other related factors.  Receivables are written-off when they are no longer deemed to be collectible.  Accounts receivable are determined to be past due based on contractual terms established with customers.

ESCO Leasing, LLC

Notes to the Unaudited Financial Statements

July 31, 2017 and 2016

The allowance for uncollectible trade accounts receivable was approximately $439,000 at July 31 2017 and April 30, 2017.

Inventory

Inventory primarily consists of wellhead components which are rented and/or sold to customers in the ordinary course of business, in addition to parts used in the refurbishing of rental equipment and tools.  Inventory is carried at the lower of cost or market.  The Company records provisions for slow-moving inventory to the extent the cost of inventory exceeds estimated net realizable value. The Company did not have a reserve at July 31, 2017 and April 30, 2017 for slow-moving inventory.  Inventory at July 31, 2017 and April 30, 2017 was $360,306 and $229,370,  respectively.

Goodwill

Goodwill represents the excess of the cost of businesses acquired over the fair value of the assets acquired and liabilities assumed.  The Company does not amortize goodwill, but tests it for impairment annually using either a qualitative assessment or a fair value approach at the “reporting unit” level.  Goodwill of a reporting unit is tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below the carrying amount.  The qualitative assessment includes a determination by management based on qualitative factors as to whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount.  If the qualitative assessment does not support that realization is more likely than not, the Company assesses realization based on the fair value approach.  A reporting unit is the operating segment, or a business one level below that operating segment (the “component” level) if discrete financial information is prepared and regularly reviewed by senior management.

To measure the amount of an impairment loss, a two-step method is used.  The first step requires the Company to determine the fair value of the reporting unit and compare that fair value to the net book value of the reporting unit.  The fair value of the reporting unit is determined using various valuation techniques, including a discounted cash flow analysis (an income approach) and a market approach which uses current industry information.  The second step requires the Company to determine the implied fair value of goodwill and measure the impairment loss as the difference between the book value of the goodwill and the implied fair value of the goodwill.  The implied fair value of goodwill must be determined in the same manner as if the Company had acquired those reporting units.

In 2015 and 2016, the energy market experienced a considerable downturn as a result of significant reduction in crude oil prices.  Due to this pricing decline and its corresponding impact on our short-term business outlook, the first step of the impairment test indicated that the carrying value was in excess of one of the Company’s reporting unit’s fair value.  We proceeded to the second step for this reporting unit in which we determined the implied fair value of goodwill by allocating the fair value of our reporting unit to the reporting unit’s assets and liabilities in order to determine the implied value of goodwill.  This analysis indicated that the carrying value was in excess of the implied fair value.  As a result of the two-step analysis, the Company recorded an impairment loss of $366,637 during the year ended April 30, 2016 for the excess carrying amount over its implied fair value, respectively. There was no impairment recorded for the three months ended July 31, 2017 and July 31, 2016.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date.  ASC No. 820 “Fair Value Measurements and Disclosures” (“ASC 820”) establishes a fair value

ESCO Leasing, LLC

Notes to the Unaudited Financial Statements

July 31, 2017 and 2016

hierarchy that prioritizes the inputs to valuation techniques used to measure fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available.  Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company.  Unobservable inputs are inputs that reflect the Company’s assumptions of what market participants would use in pricing the asset or liability based on the best information available in the circumstances.  The financial and nonfinancial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement.  The hierarchy is broken down into three levels based on the reliability of the inputs.

Level 1Quoted prices are available in active markets for identical assets or liabilities;

Level 2Quoted prices in active markets for similar assets and liabilities that are observable for the asset or liability; or

Level 3Unobservable pricing inputs that are generally less observable from objective sources, such as discounted cash flow models or valuations.

Property and Equipment

Property, plant, and equipment are stated at cost.  Expenditures for maintenance and repairs that do not extend the useful life of the asset are charged against operations.  Betterments that materially extend the life of an asset are capitalized.  Cost and accumulated depreciation are removed from the accounts when assets are sold or retired.  The resulting gains or losses are included in operating income in the statement of operations.

Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  There were no impairment charges for the periods ended July 31, 2017 and April 30, 2017.

Depreciation is computed for financial statement purposes on the straight-line basis over the estimated useful life of the related assets at rates based on the following estimated useful lives:

Years
Buildings	20 - 40
Machinery and equipment	3 - 12
Vehicles	3 - 5
Furniture and fixtures	5 - 7
Office equipment	3 - 7
Leasehold improvements	3 - 10

Cost Method Investment

The Company has a non-controlling interest in an unrelated company.  The investment is recorded on the cost basis of accounting.

Revenue Recognition

The Company recognizes revenues as rentals and services are rendered in accordance with terms of the customer agreement and collectability is reasonably assured.  Rates for services are typically priced on per day, per man-hour, unit priced or similar basis.  In certain situations, revenue is generated from transactions that may include multiple products and services under one contract or agreement and which may be delivered to the customer over an extended period of time.  Revenues

ESCO Leasing, LLC

Notes to the Unaudited Financial Statements

July 31, 2017 and 2016

are presented net of customer credits, as well as, shipping and handling costs.  Taxes collected are not included in revenue.

The Company recorded unearned revenue of $2,500,000 in the three months ended July 31, 2017 related to a lock-up agreement fee in regards to the Ranger Energy Services, Inc. acquisition.

Income Taxes

ESCO Leasing, LLC has elected to be treated as a partnership for federal income tax purposes.  Consequently, federal and state income taxes are not payable by, or provided for, the companies except for Texas margin taxes.  Members are taxed individually on their share of each Company’s earnings. The Company’s LLC agreement outlines the membership sharing ratios for the members of ESCO Leasing, LLC.

The Financial Accounting Standards Board has issued guidance on accounting for uncertainty in income taxes.  Benefits from tax positions initially should be recognized in the financial statements when it is more likely than not that the positions will be sustained upon examination by the tax authorities.  A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than fifty percent 50% likely of being realized upon ultimate settlement.

The Company has adopted this guidance.  Management evaluated the Company’s tax positions and concluded that the Company had taken no uncertain tax positions that require adjustment to the financial statements to comply with the provisions of this guidance.

The Company is subject to a margins tax in the State of Texas and recorded expense of  $33,340 and $96,022 for the three-months ended July 31, 2017 and 2016, respectively.

Advertising Costs

Costs incurred for producing and distributing advertising are expensed as incurred.  The Company incurred advertising costs in the amount of approximately $48,000 and $26,000 for  the three-months ended July 31, 2017 and 2016, respectively.

Employee Benefit Plan

The Company provides a 401(k) plan for its employees.  Contributions by the Company are discretionary.  The Company matched employee contributions in the amount of approximately $31,000 and $33,000 for the three-months ended July 31, 2017 and 2016, respectively.

Significant Customers

The Company is involved in the oil, gas and water well industries in and around the State of Texas, with a significant portion of its customers being located in that area.  In the ordinary course of business, the Company grants credit to these customers.  The Company’s accounts receivable consisted of amounts due from two and one  customers that accounted for greater than 10% of the total balance and represented 30% and 26% of the total balance at July 31, 2017 and April 30, 2017, respectively.

During the periods ended July 31, 2017 and July 31, 2016,  one customer comprised approximately 33% and 32% of total sales, respectively.

ESCO Leasing, LLC

Notes to the Unaudited Financial Statements

July 31, 2017 and 2016

Going Concern

Under ASU 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, management is required to evaluate an entity’s ability to continue as a going concern for a period of one year following the date of issuance of the Company’s financial statements. Under this standard, footnote disclosure is required if substantial doubt exists about an entity’s ability to continue as a going concern during the evaluation period, including management’s plans to alleviate the conditions and events that raise substantial doubt of going concern, if applicable.

At the date of the issuance of these financial statements, management considers the Company to be a going concern and has prepared these consolidated financial statements on a going concern basis.

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers(Topic 606) to create a common revenue standard for Generally Accepted Accounting Principles and International Financial Reporting Standards that will enable users to compare revenue from diverse entities, industries, jurisdictions, capital markets, and geographies.  The key principle is revenue recognition should depict the transfer of promised goods or services to customers in an amount of consideration the Company expects to be entitled for those promised goods or services.  This ASU requires management to identify performance obligations in each contract and estimate the amount of the transaction price to be allocated to each separate performance obligation identified.  After December 15, 2018, this ASU is effective for interim and annual reporting periods and early adoption is permitted after December 15, 2016.  This ASU permits the use of either the retrospective or modified retrospective transition method.  Management is evaluating the effect this ASU will have on the Company’s financial statements and related disclosures.

In February 2016, the FASB issued ASU No. 2016-02, Leases.  The new standard requires lessees to recognize a right of use asset and a lease liability for virtually all leases.  The guidance is effective for the Company for the fiscal year beginning May 1, 2020 and interim periods thereafter.  The guidance is expected to have a material impact on the Company’s financial statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles – Goodwill and Other (Topic 350): Simplifying the Accounting for Goodwill Impairment. This new standard removes “Step 2” of the goodwill impairment test, which requires a hypothetical purchase price allocation. Under the new standard, a goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. The new standard may be adopted early for any impairment tests performed after January 1, 2017, with a required adoption date in fiscal years beginning after December 15, 2021.

ESCO Leasing, LLC

Notes to the Unaudited Financial Statements

July 31, 2017 and 2016

2.	Property and Equipment

A  summary of property and equipment at July 31, 2017 and April 30, 2017 is as follows:

	July 31 2017	April 30, 2017

Machinery and equipment	$87,205,183	$87,035,372
Vehicles	8,004,654	7,844,844
Buildings	1,055,927	1,052,061
Leasehold improvements	3,955,315	3,894,933
Other depreciable property	164,600	164,600
Land	1,500	1,500
Total cost	100,387,179	99,993,310
Accumulated depreciation	(58,248,881)	(56,414,241)
Net property and equipment	$42,138,298	$43,579,069

Depreciation expense for the periods ended July 31, 2017 and 2016 was $1,834,640 and $2,012,670, respectively.

3.	Goodwill

No impairment of goodwill was identified during the first three months of fiscal year 2018 and during the first three months of fiscal year 2017.

4.	Related Party Transactions

Employee Receivables

Employee receivables consist of loans made to employees.  Employees make payments to the Company each pay period to repay the loans.  A onetime 10% fee is charged when the loan is made, in lieu of interest.

Rent

The Company pays rent to a member for land, on which the Company has constructed a building, and aviation services.  Rent is payable on a month-to-month basis.  The Company paid rent to the member of approximately $62,500 in three months ended July 31, 2017 and 2016 for land rentals. The Company paid rent to the member of approximately $307,050  in three months ended July 31, 2017 and 2016 for aviation services.

The Company pays rent to multiple related parties.  There are varying contracts for the rent paid.  The Company paid rent to these related parties of approximately $30,000 in three months ended July 31, 2017 and 2016.

5.	Commitments and Contingencies

The Company may be subject to a number of contingencies, including matters involving litigation, taxes, product liability, personal injury or property damage claims, environmental damage and disputes with customers and others. The Company attempts to limit its exposure to loss from certain contingencies, where possible, through insurance policies it holds. However, insurance coverage may not mitigate all exposure to loss.

ESCO Leasing, LLC

Notes to the Unaudited Financial Statements

July 31, 2017 and 2016

Management is of the opinion that it has provided adequate reserves in its financial statements for probable loss exposures based on estimates utilizing currently known facts and expectations for future events or conditions. Should the Company become aware of new facts or revise its expectations regarding future conditions based on the occurrence of new events, it may change its estimate of the amount of its probable loss exposures. Such changes in estimates will be reflected in the Company’s results of operations when made.

Other exposures, which are not probable of loss, are not considered material to the Company’s results of operations, financial position or liquidity and have not been accrued for in the accompanying Balance Sheets.

6.	Litigation

From time to time, the Company is party to various litigation and administrative proceedings relating to claims arising from its operations in the ordinary course of business. As of the date of the financial statements, the Company is not a party to any litigation and administrative proceedings that management believes would have a material adverse effect on the Company’s business, results of operations, financial condition or cash flows.

7.	Long-term Borrowings

Long-term borrowings at April 30, 2017 and 2016 consists of the following:

	July 31 2017	April 30, 2017

Equipment loans	$6,416,102	$7,101,137
Revolving credit facility	1,000,000	812,924
Total debt	7,416,102	7,914,061
Less: Current maturities	(4,494,568)	(4,166,746)
Long-term debt, net of current maturities	$2,921,534	$3,747,315

The Company has a $1,000,000 revolving line of credit with a bank that is secured by a Certificate of Deposit in the amount of approximately $1,000,000 and a personal guarantee at July 31, 2017 and April 30, 2017.  The advances are payable on demand by the bank and bear interest at 4.00% per annum.  The line of credit’s outstanding balance and any accrued interest are payable on its maturity date of December 20, 2017.  The outstanding balance on the line of credit was $1,000,000 and $812,294 at July 31, 2017 and April 30, 2017, respectively.

Long-term borrowings consist of notes payable to various finance companies, secured by equipment bearing interest at rates from 3.99% to 5.44%, payable in monthly installments of principal and interest, maturing through 2020.

ESCO Leasing, LLC

Notes to the Unaudited Financial Statements

July 31, 2017 and 2016

8.	Subsequent Events

The Company has evaluated all events and transactions that occurred after the balance sheet date through October 10, 2017, the date the financial statements were available to be issued.

On May 30, 2017, the Company entered into an agreement to sell substantially all of the assets to an unrelated third party, which was amended and restated on July 31, 2017, for total consideration of $59.7 million, consisting of $47.7 million in cash, $7.0 million in secured seller notes and $5.0 million in shares of Ranger Energy Services, Inc.’s Class A Common Stock based on the initial public offering price of $14.50 per share. The transaction closed on August 16, 2017. Substantially all of the assets and accounts receivable were sold, and all debt was paid off on the transaction date.